                                 EXHIBIT 10.18


SUPERIOR TOMATO ASSOCIATES, L.L.C.

OPERATING AGREEMENT

February 19, 1996

                               TABLE OF CONTENTS
                                                                          Page

Article I   Certain Definitions. . . . . . . . . . . . . . . . . . . . . .   2

      1.1   Certain Definitions. . . . . . . . . . . . . . . . . . . . . .   2
            (a)   Accounting Period. . . . . . . . . . . . . . . . . . . .   2
            (b)   Additional Member. . . . . . . . . . . . . . . . . . . .   2
            (c)   Adjusted Asset Value . . . . . . . . . . . . . . . . . .   2
            (d)   Affiliate. . . . . . . . . . . . . . . . . . . . . . . .   2
            (e)   Capital Account. . . . . . . . . . . . . . . . . . . . .   2
            (f)   Capital Commitment . . . . . . . . . . . . . . . . . . .   3
            (g)   Code . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            (h)   Company Income Or Loss . . . . . . . . . . . . . . . . .   3
            (i)   Company Percentage . . . . . . . . . . . . . . . . . . .   3
            (j)   Depreciation . . . . . . . . . . . . . . . . . . . . . .   3
            (k)   Development And Marketing Agreement. . . . . . . . . . .   3
            (l)   Fiscal Year. . . . . . . . . . . . . . . . . . . . . . .   3
            (m)   in interest; Majority In Interest. . . . . . . . . . . .   3
            (n)   Manager. . . . . . . . . . . . . . . . . . . . . . . . .   3
            (o)   Member . . . . . . . . . . . . . . . . . . . . . . . . .   3
            (p)   Members' Council . . . . . . . . . . . . . . . . . . . .   4
            (q)   Officers . . . . . . . . . . . . . . . . . . . . . . . .   4
            (r)   Treasury Regulations . . . . . . . . . . . . . . . . . .   4

Article II  Name, Purposes And Place Of Business Of Company. . . . . . . .   4

      2.1   Company Name . . . . . . . . . . . . . . . . . . . . . . . . .   4
      2.2   Company Purposes . . . . . . . . . . . . . . . . . . . . . . .   4
      2.3   Principal Place Of Business. . . . . . . . . . . . . . . . . .   4
      2.4   Registered Agent And Office. . . . . . . . . . . . . . . . . .   4

Article III Period Of Duration . . . . . . . . . . . . . . . . . . . . . .   5

      3.1   Period Of Duration . . . . . . . . . . . . . . . . . . . . . .   5

Article IV  Names, Admission, Rights And Obligations . . . . . . . . . . .   5

      4.1   Names And Addresses. . . . . . . . . . . . . . . . . . . . . .   5
      4.2   Admission Of Members . . . . . . . . . . . . . . . . . . . . .   5
      4.3   Limitation Of Liability. . . . . . . . . . . . . . . . . . . .   5
      4.4   Company Debt Liability . . . . . . . . . . . . . . . . . . . .   5
      4.5   Restrictions On Transfers Of Company Interests . . . . . . . .   5
      4.6   Withdrawal Of Member . . . . . . . . . . . . . . . . . . . . .   6

Article V   Management, Duties And Restrictions. . . . . . . . . . . . . .   6

      5.1   Management . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      5.2   Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      5.3   The Members' Council . . . . . . . . . . . . . . . . . . . . .   6
      5.4   Resignation Of Manager, Officers And Members Of Members'
            Council; Removal of Manager. . . . . . . . . . . . . . . . . .   6
      5.5   Determination By The Manager.  . . . . . . . . . . . . . . . .   6
      5.6   Restrictions On The Members. . . . . . . . . . . . . . . . . .   7
      5.7   Manager's And Officers' Standard Of Care . . . . . . . . . . .   7
      5.8   No Exclusive Duty To Company . . . . . . . . . . . . . . . . .   7
      5.9   Indemnity Of The Manager And Officers. . . . . . . . . . . . .   7

Article VI  Capital Accounts; Capital Commitment . . . . . . . . . . . . .   8

      6.1   Capital Accounts . . . . . . . . . . . . . . . . . . . . . . .   8
      6.2   Initial Capital Contributions. . . . . . . . . . . . . . . . .   8
      6.3   Additional Capital Commitments . . . . . . . . . . . . . . . .   8
      6.4   Noncontributing Members. . . . . . . . . . . . . . . . . . . .   9
      6.5   Additional Capital Contributions; Right Of First Refusal . . .   9
      6.6   Allocations To New Members . . . . . . . . . . . . . . . . . .  10

Article VII Allocations. . . . . . . . . . . . . . . . . . . . . . . . . .  10

      7.1   Allocation Of Company Income Or Loss . . . . . . . . . . . . .  10
      7.2   Income Tax Allocations . . . . . . . . . . . . . . . . . . . .  10

Article VIII      Fees And Expenses. . . . . . . . . . . . . . . . . . . .  10

      8.1   Management Compensation. . . . . . . . . . . . . . . . . . . .  10

Article IX  Distributions To And Withdrawals By Members. . . . . . . . . .  10

      9.1   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
      9.2   Withdrawals By Members . . . . . . . . . . . . . . . . . . . .  10
      9.3   Distributions. . . . . . . . . . . . . . . . . . . . . . . . .  11
      9.4   Members' Obligation To Repay Or Restore. . . . . . . . . . . .  11

Article X   Protective Rights. . . . . . . . . . . . . . . . . . . . . . .  11

      10.1  Approval By Members. . . . . . . . . . . . . . . . . . . . . .  11
      10.2  Approval By Other Members. . . . . . . . . . . . . . . . . . .  12

Article XI  Dissolution Of Company . . . . . . . . . . . . . . . . . . . .  12

      11.1  Early Termination Of The Company . . . . . . . . . . . . . . .  12
      11.2  Dissolution Procedures . . . . . . . . . . . . . . . . . . . .  12

Article XII Reports And Financial Accounting . . . . . . . . . . . . . . .  13

      12.1  Financial Records. . . . . . . . . . . . . . . . . . . . . . .  13
      12.2  Annual Reports . . . . . . . . . . . . . . . . . . . . . . . .  13
      12.3  Tax Matters Member . . . . . . . . . . . . . . . . . . . . . .  13
      12.4  Inspection . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      12.5  Audit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Article XIII      Amendment. . . . . . . . . . . . . . . . . . . . . . . .  14

      13.1  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Article XIV Other Provisions . . . . . . . . . . . . . . . . . . . . . . .  14

      14.1  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      14.2  Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      14.3  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .  14
      14.4  Binding Agreement. . . . . . . . . . . . . . . . . . . . . . .  14
      14.5  Entire Agreement; Captions . . . . . . . . . . . . . . . . . .  15
      14.6  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  15
      14.7  Waiver Of Action For Partition . . . . . . . . . . . . . . . .  15
      14.8  Execution Of Additional Instruments. . . . . . . . . . . . . .  15
      14.9  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
      14.10 Rights And Remedies Cumulative . . . . . . . . . . . . . . . .  15
      14.11 Severability . . . . . . . . . . . . . . . . . . . . . . . . .  15
      14.12 Heirs, Successors And Assigns. . . . . . . . . . . . . . . . .  15
      14.13 Creditors. . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                      SUPERIOR TOMATO ASSOCIATES, L.L.C.

                              OPERATING AGREEMENT



      This Operating Agreement (the "Agreement") is made as of the 19th day of February, 1996, by and among Agritope, Inc., a Delaware corporation ("Agritope"), Sunseeds Company, a --------------- corporation ("Sunseeds"), and Andrew and Williamson Sales Company, Inc., a --------------- corporation ("A&W") with respect to the operation of Superior Tomato Associates, L.L.C., a Delaware limited liability company (the "Company").

      Whereas, Superior Tomato Associates is being formed, pursuant to the provisions of the Delaware Limited Liability Company Act (the "Delaware Act"), upon the filing of a Certificate of Formation with the Secretary of State of the State of Delaware;

      Whereas, the purpose of the Company is to combine Sunseeds' tomato seed genetics and know-how with Agritope's SAMase technology and know-how and A&W's growing, packing and distribution know-how to produce and commercialize in North America economically superior tomatoes for the fresh market; the product (the "Product") shall be fresh market cherry, roma and vine ripened large fruited tomato varieties using seed developed by the Company;

      Whereas, the Members have entered into this Agreement, setting forth their respective ownership interests in the Company and the principles by which it will be operated and governed;

      Whereas, concurrently with the execution and delivery of this Agreement, the parties are entering into a Development and Marketing Agreement, under which:

      Agritope will grant to the Company a non-exclusive license to Agritope's proprietary technology of regulating ethylene production in tomato (hereinafter "SAMase");

      Sunseeds will grant to the Company a non-exclusive license to Sunseeds' proprietary tomato germplasm and associated know-how;

      Agritope and Sunseeds will collaborate to develop seed for the Product;
      and

      A&W will supply the production acreage and distribution infrastructure for the development and testing of the Product, will arrange for the growing of the Product and will pack and distribute the Product.

      Whereas, the parties recognize that there exist significant risks associated with the business to be carried on by the Company, including without limitation: the risk that the Product might not be successfully developed, or if successfully developed, might not receive regulatory approval, the risk that the Product might not generate savings, the risk that the Product might not achieve market acceptance, the risk of crop failure, the risk associated with the highly volatile tomato market, the credit risk that growers may not make the payments due from the growers with respect to the Product, the risk created by the existence of numerous patents held by different parties in the field of plant genetics and the possibility that development or marketing of the Product might be impinged by the existence of any of such patents.

      Now, Therefore, in consideration of mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   Article I
                              Certain Definitions

      1.1 Certain Definitions. For purposes of this Agreement, certain terms used in this Agreement shall be defined as follows:

            (a) Accounting Period. An Accounting Period shall be (i) the Fiscal Year, if there are no changes in the Members' respective interests in Company income, gain, loss or deductions during such Fiscal Year except on the first day thereof, or (ii) any other period beginning on the first day of a Fiscal Year, or any other day during the Fiscal Year upon which occurs a change in such respective interests, and ending on the last day of a Fiscal Year, or on the day preceding an earlier day upon which any change in such respective interest shall occur.

            (b) Additional Member. Additional Member shall mean any person or entity, other than Agritope, Sunseeds or A&W, who or which is admitted to the Company as a Member pursuant to the terms of this Agreement.

            (c) Adjusted Asset Value. Adjusted Asset Value is defined in Exhibit B to this Agreement.

            (d) Affiliate. An Affiliate of a Member is a person or entity controlling, controlled by, or under common control with, a Member.

            (e) Capital Account. The Capital Account of each Member shall consist of such Member's original capital contribution (i) increased by any additional capital contribution, such Member's share of Company Income that is allocated to it pursuant to this Agreement, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member, and (ii) decreased by the amount of any distributions to, or withdrawals by, such Member, such Member's share of any Company Loss that is allocated pursuant to this Agreement, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company. The foregoing provision relating to the maintenance of Capital Accounts is intended to comply with Treasury Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied in a manner consistent with such Regulations. Capital contributions may be made in cash or, to the extent agreed to by a Majority in Interest of the Members, by an in kind contribution of property or services at the value agreed to by such Members.

            (f) Capital Commitment. A Member's Capital Commitment, if any, shall mean the amount that such Member has agreed to contribute to the capital of the Company upon such Member's admission to the Company and from time to time thereafter, as set forth opposite such Member's name on Exhibit A hereto.

            (g) Code. The Code, or the Internal Revenue Code, is the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

            (h) Company Income Or Loss. Company Income or Loss is defined on Exhibit B to this Agreement.

            (i) Company Percentage. The Company Percentage for each Member shall be as set forth on Exhibit A hereto, as amended from time to time in accordance with the terms of this Agreement.

            (j) Depreciation. Depreciation is defined on Exhibit B to this Agreement.

            (k) Development And Marketing Agreement. Development and Marketing Agreement means the agreement referred to in the fourth Whereas clause of the Agreement.

            (l) Fiscal Year. The Company's Fiscal Year for the period between the date hereof and March 1, 1996 shall be such period, and for all years thereafter shall commence on March 1 of each year and end on February 28 or February 29, as the case may be, of the following year except for the final Fiscal Year of the Company, which shall begin on March 1 of such final Fiscal Year and end on the date of termination of the Company.

            (m) in interest; Majority In Interest. The term "in interest" shall mean a specified fraction or percentage of the Company Percentages of all Members (including the Manager) or of designated Members (including the Manager if within the class of designated Members). A Majority in Interest shall mean more than 50% in interest.

            (n) Manager. Manager shall mean a Member designated or elected by the Members as Manager pursuant to the terms of this Agreement. As of the effective date of this Agreement, Agritope is hereby designated as the Manager pursuant to Section 18-101(10) of the Delaware Act.

            (o) Member. Member shall mean each of the Initial Members and Additional Members as of a given time.

            (p) Members' Council. Members' Council shall mean a council comprised of three individuals, one of whom is appointed by each Initial Member, for the purpose of providing advice and counsel on the management of the Company to the Manager. As of the effective date of this Agreement, the three members of the Members' Council are Adolph Ferro, who is appointed by Agritope, David Atkinson, who is appointed by Sunseeds, and Fred Williamson, Sr., who is appointed by A&W, or their respective designees. Each member of the Members' Council may be removed and replaced at any time by the Member that appointed such individual.

            (q) Officers. Officer shall mean one or more individuals designated as such by the Manager pursuant to this Agreement.

            (r) Treasury Regulations. Treasury Regulations shall mean the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

                                  Article II

                Name, Purposes And Place Of Business Of Company

      2.1 Company Name. The Company shall conduct its activities under the name Superior Tomato Associates, L.L.C. or such other name as the Manager may designate.

      2.2 Company Purposes. The purpose of the Company is to (i) combine Sunseeds' tomato seed genetics and know-how with Agritope's SAMase technology and know-how and A&W's growing, packing and distribution know-how to produce and commercialize in North American economically superior tomatoes for the fresh market; the Product shall be fresh market cherry, roma and vine ripened large fruited tomato varieties using seed developed by the Company,
(ii) engage in any lawful act or activity for which a limited liability company may be organized under the laws of the State of Delaware and
(iii) engage in all activities necessary, customary, convenient or incident to any of the foregoing. The Company shall have the power to make and perform all contracts and to engage in all actions and transactions necessary or advisable to carry out the purposes of the Company and shall possess all other powers available to it as a limited liability company under the laws of the State of Delaware.

      2.3 Principal Place Of Business. The principal place of business of the Company shall be at 8505 SW Creekside Drive, Beaverton, Oregon 97008, or at such other place or places as the Manager may from time to time determine.

      2.4 Registered Agent And Office. The name of the registered agent for service of process of the Company and the address of the Company's registered office in the State of Delaware shall be The Prentice-Hall Corporation Services, 1013 Centre Road, Wilmington, Delaware 19805, or such other agent or office in the State of Delaware as a Majority in Interest of the Members may from time to time designate.

                                  Article III
                              Period Of Duration

      3.1 Period Of Duration. The Company's existence commences upon of the filing with the Secretary of State of the State of Delaware of the Company's Certificate of Formation and shall continue for a period of thirty (30) years, unless sooner dissolved as provided in Section 11.1 below.

                                  Article IV
                   Names, Admission, Rights And Obligations

      4.1 Names And Addresses. The names and addresses of the Members, the amount of their respective Capital Commitments to the Company, if any, and their respective Company Percentages are set forth on Exhibit A hereto. The Manager shall cause Exhibit A to be amended from time to time to reflect the admission of any Additional Member, the withdrawal of any Member, receipt by the Company of notice of any change of address of a Member, the change in any Member's Capital Commitment, the change in any Member's Company Percentage, or the occurrence of any other event requiring amendment of Exhibit A.

      4.2 Admission Of Members. Additional Members may be admitted to the Company upon the written consent of the Manager and with the approval of a Majority in Interest of the Members.

      4.3 Limitation Of Liability. Each Member's liability shall be limited as set forth in the Delaware Act and other applicable law.

      4.4 Company Debt Liability. No Member shall personally be liable for any debts or losses of the Company beyond such Member's respective Capital Commitment.

      4.5   Restrictions On Transfers Of Company Interests.

            (a) Without the written consent of a Majority in Interest of the non-transferring Members, no Member shall sell, assign, transfer, or otherwise dispose of such Member's share in the Company.

            (b) In the event of any voluntary or involuntary transfer of a Member's interest in the Company, or any part thereof, the transferee shall receive only the transferor's economic interest in the Company, and the transferee shall not be admitted as a Member or have any right as a result of such transfer to participate in the affairs of the Company, except as provided by written consent of a Majority in Interest of the non-transferring Members which consent may be withheld for any reason or for no reason.

      4.6 Withdrawal Of Member. A Member may not withdraw or resign without the consent of a Majority in Interest of the non-resigning or non-withdrawing Members to such withdrawal and the terms thereof.

                                   Article V
                      Management, Duties And Restrictions

      5.1 Management. Except as otherwise set forth herein, the Manager shall have the sole right to manage, control, and conduct the affairs of the Company and to do any and all acts on behalf of the Company, subject to the provisions of this Agreement which may require the consent of the Members.

      5.2 Officers. Subsequent to the date of this Agreement, one or more Officers may be designated and appointed by the Manager, in consultation with the members of the Members' Council. The Manager may delegate a portion of its day-to-day management responsibilities to any such Officers, and such Officers shall have the authority to execute documents for, contract for, negotiate on behalf of and otherwise represent, the interests of the Company as authorized by the Manager in any job description created by the Manager. Any number of offices may be held by the same person.

      5.3   The Members' Council.

            (a) The purpose of The Member's Council is to review and advise concerning the direction and progress of the Company.

            (b) Meetings of the Members' Council may be held at any time and place within or without the State of Delaware whenever called by the Manager or any Member.

            (c) Written notice of the time and place of all meetings of the Members' Council shall be given by the Manager (or any Member) upon ten (10) day's notice, unless the Manager, in its sole discretion, determines that a lesser period of notice is appropriate.

            (d) Any member of the Members' Council may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

      5.4 Resignation Of Manager, Officers And Members Of Members' Council; Removal of Manager. Any Manager, Officer or member of the Members' Council may resign at any time by giving written notice to each of the Members. The Manager may be removed, with or without cause, upon the written direction of a Majority in Interest of the Members.

      5.5 Determination By The Manager. All matters concerning allocations, distributions and tax elections (except as may otherwise be required by the income tax laws) and accounting procedures not expressly and specifically provided for by the terms of this Agreement shall be determined in good faith by the Manager. Such determination shall be final and conclusive as to all of the Members.

      5.6 Restrictions On The Members. Members other than the Manager shall not have any power or authority to act for or on behalf of the Company.

      5.7 Manager's And Officers' Standard Of Care. In discharging duties, the Manager or an Officer shall be fully protected in relying in good faith upon any such records and upon such information, opinions, reports or statements by any other person, as to matters the Manager or any Officer reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. Unless fraud, deceit or a wrongful taking shall be proved by a nonappealable court order, judgment, decree or decision, neither the Manager nor an Officer shall be liable or obligated to the Members for any mistake of fact or judgment or for the doing of any act or the failure to do any act by the Manager or any Officer in conducting the business, operations and affairs of the Company, which may cause or result in any loss or damage to the Company or its Members. The Manager or an Officer does not, in any way, guarantee the return of the Member's Capital Commitment or a profit for the Members from the operations of the Company. Neither the Manager nor an Officer shall be responsible to any Member because of a loss of investments or a loss in operations, unless the loss shall have been the result of fraud, deceit or a wrongful taking by the Manager or an Officer proved as set forth in this Section 5.7. Neither the Manager nor an Officer shall incur liability to the Company or to any of the Members as a result of engaging in any other business or venture.

      5.8 No Exclusive Duty To Company. Neither the Manager nor an Officer shall be required to manage the Company as such party's sole and exclusive function, and such party and any Member may have other business interests and may engage in other activities (including, without limitation, activities in development, production and marketing of tomatoes) in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or other Member or to the income or proceeds derived therefrom.

      5.9   Indemnity Of The Manager And Officers.

            (a) The Manager (and the directors, officers, employees and agents of such Manager) or an Officer of the Company (and the heirs, executors, personal representatives or administrators of such Manager or Officer) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Manager (or a person acting on behalf of such Manager) or an Officer of the Company ("Indemnitee"), shall be indemnified and held harmless by the Company to the fullest extent permitted under Section 18-108 of the Delaware Act, as the same exists or may hereafter be amended. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the
same exists or may hereafter be amended.   The right to indemnification
conferred in this Article shall be a contract right.

            (b) The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of organization or operating agreement of the Company, agreement, vote of Members, or otherwise.

            (c) Any repeal or amendment of this Article by the Members of the Company shall not adversely affect any right or protection of a Manager or Officer existing at the time of such repeal or amendment.

                                  Article VI
                     Capital Accounts; Capital Commitment

      6.1 Capital Accounts. An individual Capital Account shall be maintained on the Company's books for each Member.

      6.2   Initial Capital Contributions.

            (a) Agritope and Sunseeds will each make capital contributions to the Company up to $100,000. Said contributions shall be made in the form of invoices submitted to the Company by Agritope and Sunseeds with Agritope and Sunseeds receiving capital account credits for the amount of such invoices up to $100,000 each. Each invoice shall represent the cost of Agritope or Sunseeds, as applicable, of performing its assigned work under the Development and Marketing Agreement as determined based on generally accepted cost accounting principles, to include: (i) direct labor, payroll and related costs, including taxes and benefits, (ii) direct material costs, and (iii) an additional amount, not to exceed 30% of direct labor costs, for indirect costs (i.e., overhead). Invoices submitted in excess of $100,000 by either Agritope or Sunseeds shall be paid out of contributions made by A&W to the extent provided for in subsection (b).

            (b) A&W will contribute capital to the Company at the level of $8,000 per month, with the first contribution due on the signing of this Agreement, and each subsequent contribution due on the fifteenth day of each month thereafter (the final contribution being $4,000) up to a total of $100,000. Invoices submitted in excess of $100,000 by either Agritope or Sunseeds shall be reimbursed out of cash contributions made by A&W as per the budget approved by the Members' Council.

      6.3 Additional Capital Commitments. Within ten (10) days of a written notice of the Manager, each Member shall contribute to the Company by wire transfer or check the amount set forth opposite such Member's name under the heading "Additional Capital Commitment" on Exhibit A hereto, which amount shall be credited to each Member's Capital Account. The Manager may give the notice for the first $100,000 of each Members's Additional Capital Commitment at any time after January 1, 1997 and may give the notice for the second $100,000 of each Member's Additional Capital Commitment at any time after January 1, 1998.

      6.4 Noncontributing Members. The Company will be entitled to enforce the obligations of each Member to make the contributions to capital specified in Sections 6.2 and 6.3 above, including the obligations of Agritope and Sunseeds to perform their assigned work under the Development and Marketing Agreement and submit invoices therefor, and the Company will have all remedies available at law or in equity in the event any such contribution is not so made. If any legal proceedings relating to the failure of a Member to make such a contribution are commenced, such Member shall pay all costs and expenses incurred by the Company, including attorneys' fees, in connection with such proceedings, but the payment of such costs and expenses shall not be treated as a capital contribution to the Company. Without limiting the foregoing remedies, if a Member fails to make a Capital Contribution within the time period set forth in Sections 6.2 above, then, at the election of a Majority in Interest of the other Members, the Company Percentage of the defaulting Member shall be reduced to zero (0) and the Company Percentages of the non-defaulting Members shall be increased by an equal amount and in proportion to their Company Percentages prior to the default. In addition, a defaulting Member whose Company Percentage has been so reduced to zero (0) shall no longer be entitled to receive distribution pursuant to this Agreement, except distribution as provided in Article XI upon dissolution of the Company.

      6.5   Additional Capital Contributions; Right Of First Refusal.

            (a) Each Member shall have a right of first refusal to make its pro rata share of all capital contributions that the Company may, from time to time, propose to accept after the date of this Agreement from any other Member, or from a proposed new Member. Each Member's pro rata share of capital contributions is the Member's Company Percentage immediately prior to such new capital contribution.

            (b) If the Company proposes to accept additional capital contributions, it shall give each Member written notice of its intention, the amount of the capital contribution and the Company Percentage that will be allocated to the contributor(s) in consideration of such capital contribution. Each other Member shall have twenty (20) days from the giving of such notice to agree to contribute its pro rata share of such capital contribution upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the amount to be contributed.

            (c) If any Member fails to exercise in full the rights of first refusal within such twenty (20) day period, (i) the Company shall have sixty
(60) days thereafter to accept the capital contributions in respect of which such Member's rights were not exercised upon terms and conditions no more favorable to the contributors thereof than specified in the Company's notice to the Members pursuant to this Section 6.5. If the Company has not accepted the capital contributions within such sixty (60) days, the Company shall not thereafter accept any additional capital contributions, without first offering such interests to the Member in the manner provided above.

      6.6 Allocations To New Members. No Additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Manager may, at its option, at the time an Additional Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to an Additional Member for that portion of the Company's tax year in which an Additional Member was admitted, in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

                                  Article VII
                                  Allocations

      7.1 Allocation Of Company Income Or Loss. Subject to the "Qualified Income Offset" provisions set forth in Exhibit B, Company Income or Loss for each Accounting Period shall be allocated one hundred percent (100%) to the Capital Accounts of the Members in proportion to their respective Company Percentages.

      7.2 Income Tax Allocations. Except as otherwise required by the Code and the rules and Treasury Regulations promulgated thereunder, a Member's distributive share of Company income, gain, loss, deduction, or credit for income tax purposes shall be the same as is entered in the Member's Capital Account pursuant to this Agreement.

                                 Article VIII
                               Fees And Expenses

      8.1 Management Compensation. The Manager shall be entitled to compensation on the basis of its reasonable costs for all management services it provides to the Company as Manager, as approved by a Majority in Interest of the Members.

                                  Article IX
                  Distributions To And Withdrawals By Members

      9.1 Interest. No interest shall be paid to any Member on account of its interest in, or Capital Commitment to, the Company.

      9.2 Withdrawals By Members. Except as provided herein, no Member may withdraw any amount from the Company without the consent of all of the other Members, except upon dissolution of the Company.

      9.3 Distributions. At the end of each Fiscal Year, each Member shall promptly (and in no event later than ninety (90) days after the end of each Fiscal Year) be paid in cash, fifty percent (50%) of the Company's taxable income allocable to such Member for the Fiscal Year then ended; provided, however, the foregoing percentage can be changed by the Manager with the consent of a Majority in Interest of the Members. In addition to the foregoing distributions, the Company may ratably distribute cash, securities and other assets to each of the Members at such times and on such terms and conditions as the Manager shall deem appropriate if the Manager determines that such assets are not needed for use (or retained for reasonable reserves) in the business of the Company. Any such distributions shall be distributed to the Members pro rata in accordance with Company Percentages, but in no event shall exceed the cumulative undistributed net income from operations. A Member's right to participate in distributions under this Section 9.3 shall be restricted to the extent provided for in Sections 6.4 and 6.5(c).

      9.4 Members' Obligation To Repay Or Restore. Except as required by law, no Member shall be obligated at any time to repay or restore to the Company all or any part of any distribution made to it from the Company in accordance with the terms of this Article IX.

                                   Article X
                               Protective Rights

      10.1 Approval By Members. The following will require approval by two-thirds in interest of the Members.

            (a) Any amendment of the Certificate of Formation of the Company or this Agreement;

            (b)   The filling of a vacancy in the position of the Manager;

            (c)   Admission of a new Member;

            (d) Approval of the budget on an annual basis, and any modification to the budget;

            (e) Any agreement committing the Company to an obligation in excess of $10,000;

            (f) Any single expenditure or related expenditures in excess of $5,000;

            (g) Creation of any lien or encumbrance on the assets of the Company;

            (h)   An alteration of the primary purpose of the Company;

            (i)   A vote to dissolve the Company;

            (j) The sale, exchange or other disposition of all, or substantially all, of the Company's assets as part of a single transaction or plan;

            (k) The merger of the Company with another limited liability company, a limited partnership, a general partnership or other entity;

            (l) Determination of transfer prices or royalties to be paid to the Company; and

            (m)   Approval of growers.

      10.2  Approval By Other Members.

            (a) A transaction between the Company and any Member, or any party related to that Member, will require approval of a Majority in Interest of other Members; and

            (b) A decision to compromise the obligation of a Member to return money or property paid or distributed unlawfully will require approval of a Majority in Interest of other Members.

                                  Article XI
                            Dissolution Of Company

      11.1 Early Termination Of The Company. The Company shall dissolve and the affairs of the Company shall be wound up prior to the term provided in
Section 3.1

            (a) one hundred eighty (180) days following the death, dissolution, insanity, retirement, resignation, bankruptcy or expulsion of any Member or the occurrence of any other event which terminates the continued membership of a Member, unless two-thirds in interest of the remaining Members, within ninety (90) days of such event, agree to continue the Company;

            (b)   upon the vote or written consent of all the Members; or

            (c)   upon the entry of a decree of judicial dissolution under
Section 18-802 of the Delaware Act;

      11.2 Dissolution Procedures. Upon dissolution of the Company at the expiration of the Company term or as set forth in Section 11.1:

            (a) The affairs of the Company shall be wound up and terminated under the direction of the Manager or the remaining Members in event of the withdrawal of the Manager. All matters relating to the dissolution and liquidation of the Company shall be determined by the Manager, or the remaining Members, as the case may be.

            (b) The proceeds of liquidation shall be distributed by the Company in payment of its liabilities in the following order:

                  (i) to creditors, other than Members, in the order of priority established by law;

                (ii)    to Members in repayment of loans made to the Company;
and
               (iii) to all the Members in accordance with the positive balances in their Capital Accounts and if any Member's Capital Account has a deficit balance such Member shall not be required to contribute capital to the Company with respect to such deficit balance.

                                  Article XII
                       Reports And Financial Accounting

      12.1 Financial Records. The books of the Company shall be kept in accordance with the terms of this Agreement and otherwise in accordance with generally accepted accounting principles. The records and books of account of the Company shall be kept at the principal place of business of the Company.

      12.2  Annual Reports.

            (a) The Company shall transmit to each Member and to each person (or such Member's or person's legal representative) who was a Member during any part of the Fiscal Year in question within ninety (90) days after the end of each Fiscal Year of the Company the following: (1) a balance sheet for the Company as of the close of the Fiscal Year and a profit and loss statement for the Fiscal Year then ended, all in reasonable detail; and (2) a report setting forth the Capital Accounts of each Member and a description of the manner of their calculation.

            (b) The Company shall also transmit within such ninety (90) day period to each Member then a member of the Company and to each person (or such Member's or person's legal representative) who was a Member during any part of the Fiscal Year in question a Schedule K-1 showing such Member's taxable income from the Company for such Fiscal Year.

            (c) The Manager will be responsible to prepare such reports, at the expense of the Company.

      12.3 Tax Matters Member. The Manager shall be the Company's tax matters member under the Code and under any comparable provision of state law (the "Tax Matters Member"). A Majority in Interest of the Members may remove, with or without cause, the Tax Matters Member, and may appoint a new Tax Matters Member. The Tax Matters Member shall have the same rights and obligations as the Manager pursuant to Sections 5.7, 5.8 and 5.9 hereof.

      12.4 Inspection. Each Member will have the right, at its own expense, to inspect the books and records of the Company during reasonable business hours at any time, provided that inspections in excess of once per fiscal year will be at the inspecting Member's expense.

      12.5 Audit. The Manager will arrange, at the Company's expense, for an audit of the books of the Company as a Majority in Interest of the Members shall instruct the Manager in writing, and with such accounting firm as a Majority in Interest of the Members shall approve in writing.

                                 Article XIII
                                   Amendment

      13.1 Amendment. This Agreement may be amended by two-thirds in interest of the Members, provided that, except as provided in Section 6.3
(1) any reduction of a Member's Company Percentage, except in connection with the contribution of additional capital by one or more Members or addition of a new Member, (2) any increase in the Capital Commitment of any Member or other increase in the liabilities, duties, obligations or responsibility of any member, (3) any modification to the allocation provisions of this Agreement or
(4) any reduction of a Member's Capital Account may only be made with the consent of such Member.

                                  Article XIV
                               Other Provisions

      14.1 Loans. Subject to Section 10.2 of this Agreement, Members may make loans to the Company upon such terms and conditions as the Manager may prescribe.

      14.2 Notice. All notices given hereunder shall be in writing. Any notice herein required to be given to the Company by any of the Members shall be deemed to have been given when delivered by hand or upon transmission by telefax or receipt by U.S. Mail or upon confirmed delivery by commercial air courier at the address set forth in Section 2.3. Any written notice herein required to be given to a Member shall be deemed to have been given when delivered by hand or upon transmission by telefax or receipt by U.S. mail or upon confirmed delivery by commercial air courier at such Member's address set forth on the signature page hereof, or such other address as may subsequently be recorded in the records of the Company.

      14.3 Counterparts. This Agreement may be executed in more than one counterpart with the same effect as if the Members executing the several counterparts had all executed one counterpart.

      14.4 Binding Agreement. This Agreement shall be binding on the assignees and legal successors of the Members.

      14.5 Entire Agreement; Captions. This Agreement constitutes the entire agreement of the parties and supersedes all prior written and verbal agreements among the Members with respect to the Company. Descriptive titles are used herein for convenience only and shall not be considered in the interpretation of this Agreement.

      14.6 Governing Law. This Agreement, and the application and interpretation hereof, shall be governed exclusively by the terms of the Delaware Limited Liability Company Act.

      14.7 Waiver Of Action For Partition. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

      14.8 Execution Of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

      14.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

      14.10 Rights And Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

      14.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

      14.12 Heirs, Successors And Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by the Agreement, their respective heirs, legal representatives, successors and assigns.

      14.13 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

      In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

Members:

Agritope, Inc.



By:      Adolph J. Ferro
Title:   President/CEO
Address: 8505 SW Creekside Place
         Beaverton, OR  97008
         Attn:  Chief Executive Officer


Sunseeds Company


By:      David Atkinson
Title:   President/CEO
Address: 18640 Sutter Blvd.
         Morgan Hill, CA  95038
         Attn:  Chief Executive Officer


Andrew and Williamson Sales Company, Inc.


By:      Fred Williamson
Title:   President/CEO
Address: 9940 Marconi Drive
         San Diego, CA  92173
         Attn:  Chief Executive Officer

                                   Exhibit A

                              SCHEDULE OF MEMBERS


Name                    Initial           Additional
and                     Capital           Capital          Company
Address                 Contribution      Commitment       Percentage

Agritope, Inc.          $100,000          $200,000         33 1/3%
Sunseeds Company        $100,000          $200,000         33 1/3%
Andrew and Williamson   $100,000          $200,000         33 1/3%
Total                   $300,000          $600,000            100%

*  Exclusive of initial capital contribution

                                   Exhibit B

                 CERTAIN DEFINITIONS AND ALLOCATION PROVISIONS


      Adjusted Asset Value. The Adjusted Asset Value with respect to any Company asset shall be the asset's adjusted basis for federal income tax purposes, except as follows:

      (i) The initial Adjusted Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as determined by the contributing Member and the Company.

     (ii) In the discretion of the Manager, the Adjusted Asset Values of all Company assets may be adjusted to equal their respective gross fair market values and the resulting unrecognized Company Income or Loss allocated to the Capital Accounts of the Members, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; and (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets, unless all Members receive simultaneous distributions of either undivided interests in the distributed property or identical Company assets in proportion to their interests in Company distributions as provided in Sections 9.3 and 11.2.

    (iii) The Adjusted Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values and the resulting unrecognized Company Income or Loss allocated to the Capital Accounts of the Members, as of the following times: (i) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and (ii) the termination of the Company, either by expiration of the Company's term or in accordance with Section 10.1.

      Company Income or Loss. Company Income or Loss shall be an amount computed for each Accounting Period as of the last day thereof that is equal to the Company's taxable income or loss for such Accounting Period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

      (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Company Income or Loss pursuant to this paragraph shall be added to such taxable income or loss;

     (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Company Income or Loss pursuant to this paragraph shall be subtracted from such taxable income or loss.

    (iii) In the event the Adjusted Asset Value of any Company asset is adjusted to clause (ii) or (iii) of this definition of Adjusted Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Company Income or Loss.

     (iv) Gain or loss resulting from any disposition property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of the property disposed of; and

      (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period.

      Depreciation. Depreciation means, for each Accounting Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Accounting Period, except that if the Adjusted Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Period, Depreciation shall be an amount which bears the same ratio to such beginning Adjusted Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Accounting Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Accounting Period is zero, Depreciation shall be determined with reference to such beginning Adjusted Asset Value using any reasonable method selected by the Manager.

      Qualified Income Offset. The allocations provided for in Article VII shall be subject to the following exceptions:

      (i) Any loss or expense otherwise allocable to a Member that exceeds the balance in such Member's Capital Account shall instead be allocated first to all Members who have positive balances in their Capital Accounts in proportion to such positive balances, and when all Members' Capital Accounts have been reduced to zero (0), then to all Members in proportion to Company Percentages.

     (ii) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (d)(6), that causes the balance in such Member's Capital Account to be reduced below zero (0), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustments, allocations, or distributions as quickly as possible.

    (iii) For purposes of the foregoing, the balance in a Member's Capital Account shall take into account the adjustments provided in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (d)(6).

     (iv) Any special allocations of items of profit, income, gain, loss or expense pursuant to subparagraphs (i) and (ii) shall be taken into account in computing subsequent allocations, so that the net amount of any items so allocated and the profit, gain, loss, income, expense, and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member if such special allocations pursuant to subparagraphs (i) and (ii) had not occurred.

                             INDEX OF DEFINITIONS

Defined Term                                                              Page

Accounting Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Additional Member. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Adjusted Asset Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Capital Account. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Capital Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Company Income Or Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Company Percentage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Delaware Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Development And Marketing Agreement. . . . . . . . . . . . . . . . . . . . . 3
Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
In Interest; Majority In Interest. . . . . . . . . . . . . . . . . . . . . . 3
Indemnitee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Initial Member . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Internal Revenue Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Manager. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Member . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Members' Council . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Tax Matters Member . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Treasury Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .